Exhibit 1.2
FORM OF PARTICIPATING DEALER AGREEMENT
NORTHEND INCOME PROPERTY TRUST INC.
Up to $2,250,000,000 in Shares of Common Stock, $0.01 par value per share
Dated: ____________, 200___
Ladies and Gentlemen:
     Subject to the terms described herein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the distributor (the “Distributor”) for NorthEnd Income Property Trust Inc., a Maryland corporation (the “Company”), invites you (“Participating Dealer”) to participate in the distribution, on a “best efforts” basis, of up to $2,250,000,000 in shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), to the public (the “Offering”), of which amount: (a) up to $2,000,000,000 in shares of Common Stock are being offered to the public pursuant to the Company’s primary offering (the “Primary Shares”); and (b) up to $250,000,000 in shares of Common Stock are being offered to stockholders of the Company pursuant to the Company’s distribution reinvestment plan (the “DRIP Shares” and, together with the Primary Shares, the “Offered Shares”). The Primary Shares are to be issued and sold to the public at a purchase price equal to the sum of: (i) the Company’s net asset value (“NAV”) per share on such day prior to giving effect to any share purchases or redemptions to be effected on such day (as calculated in accordance with the procedures described in the Prospectus, as hereinafter defined), with the Company’s NAV per share being $10.00 on the first day of the Offering, plus (ii) applicable selling commissions, subject in certain circumstances to waivers thereof or reductions therein. The DRIP Shares are to be issued and sold to stockholders of the Company at a purchase price equal to the Company’s NAV per share on such day prior to giving effect to any share purchases or redemptions to be effected on such day (as calculated in accordance with the procedures described in the Prospectus, as hereinafter defined).
     A registration statement on Form S-11 (File No. 333-155419) has been prepared by the Company in accordance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder (the “Securities Act Regulations”), for the registration of the Offered Shares. Such registration statement, which includes a preliminary prospectus, was initially filed with the Commission on November 18, 2008. The Company has prepared and filed such amendments thereto, if any, and such amended prospectus, if any, as may have been required to the date hereof, and will file such additional amendments and supplements thereto as may hereafter be required. Copies of such registration statement and each amendment thereto have been or will be delivered to Participating Dealer. The prospectus, as amended or supplemented, on file with the Commission at the Effective Date (as defined below) of the registration statement (including financial statements, exhibits and all other documents related thereto filed as a part thereof or incorporated therein), is hereinafter referred to as the “Prospectus,” except that if the Prospectus is amended or supplemented after the Effective Date, the term “Prospectus” shall refer to the Prospectus as amended or supplemented to date, and if the Prospectus filed by the Company pursuant to Rule 424(b) or 424(c) of the Securities Act Regulations shall differ from the Prospectus on file at the time the registration statement or any post-effective amendment to the registration statement shall become effective, the term “Prospectus” shall refer to the Prospectus filed pursuant to either Rule 424(b) or 424(c) of the Securities Act Regulations from and after the date on which it shall have been filed with the Commission. As used in this agreement, the term “Registration Statement” means the Registration Statement, as amended through the date hereof, except that, if the

Company files any post-effective amendments to the Registration Statement, “Registration Statement” shall refer to the Registration Statement as so amended by the last post-effective amendment declared effective, and the term “Effective Date” means the applicable date upon which the Registration Statement or any post-effective amendment thereto is or was first declared effective by the Commission.
I.	Distribution Agreement
     The Company is the sole general partner of NorthEnd Operating Partnership LP, a Delaware limited partnership that serves as the Company’s operating partnership subsidiary (the “Operating Partnership”). The Distributor has entered into a distribution agreement with the Company and the Operating Partnership dated [___], 2009 (the “Distribution Agreement”). Upon effectiveness of this Participating Dealer Agreement (this “Agreement”), you will become one of the Participating Dealers referred to in the Distribution Agreement.
II.	Sale of Shares
     Participating Dealer hereby agrees to use its best efforts to sell the Primary Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Participating Dealer an employee, agent, representative, partner of the Distributor, the Company or the Operating Partnership, and Participating Dealer is not authorized to act for the Distributor, the Company or the Operating Partnership or to make any representations on their behalf except as set forth in the Prospectus and any printed sales literature or other materials prepared by the Company or NorthEnd Realty Advisors LLC, a Delaware limited liability company that serves as the Company’s advisor pursuant to the terms of an advisory agreement, provided that the use of said sales literature and other materials has been approved for use by the Company in writing and all appropriate regulatory agencies (the “Authorized Sales Materials”).
III.	Submission of Orders
     Each person desiring to purchase Primary Shares in the Offering will be required to complete and execute an eligibility form provided by the Company or the Distributor for use in connection with the Offering (the “Eligibility Form”) and to deliver to Participating Dealer such completed Eligibility Form together with a check, draft, wire or money order (hereinafter referred to as an “instrument of payment”) payable to “NorthEnd Income Property Trust Inc.” in the amount of such person’s purchase, which must be at least the minimum purchase amount set forth in the Prospectus. Purchase orders received by the Company prior to the close of the New York Stock Exchange (generally, 4:00 p.m. Eastern time; the “close of business”) on any business day will be executed at the price per share calculated at the end of such business day plus applicable selling commissions in accordance with the procedures described in the Prospectus. Purchase orders placed after the close of business on any business day, or on a day that is not a business day, will be executed at the price per share calculated at the end of the next business day plus applicable selling commissions in accordance with the procedures described in the Prospectus. A purchaser will be contractually obligated to purchase Primary Shares in the aggregate dollar amount of the purchaser’s order as of the close of business on the date the order is received by the Company, but will have the right to rescind the sale if the purchaser or the purchaser’s financial advisor notifies the Company or the Distributor in writing of the cancellation of such order prior to the close of business on the fifth business day after the date the order is received by the Company. In accordance with state securities regulations, orders will not be executed before the fifth business day following the date the order is received by the Company. If Participating Dealer receives an Eligibility Form or instrument of payment not conforming to the foregoing instructions, Participating Dealer shall return such Eligibility Form and instrument of payment directly to such purchaser not later than the end of the second business day following receipt by the Processing Broker-Dealer. Eligibility Forms and instruments of payment received by Participating Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the following methods:
     (a) where, pursuant to Participating Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which Eligibility Forms and instruments of payment are received from purchasers, then, by noon of the next business day following receipt by Participating Dealer, Participating Dealer will transmit the Eligibility Forms and instruments of payment to the Company or to such other account or agent as directed by the Company; and
     (b) where, pursuant to Participating Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location (the “Final Review Office”), then Eligibility Forms and instruments of payment will be transmitted by Participating Dealer to the Final Review Office by noon of the next business day following receipt by Participating Dealer. The Final Review Office will in turn, by noon of the next business day following receipt by the Final Review Office, transmit such Eligibility Forms and instruments of payment to the Company or to such other account or agent as directed by the Company.
Participating Dealer understands that the Company reserves the unconditional right to reject any order for any or no reason.
     Notwithstanding the foregoing, with respect to any Primary Shares to be purchased by a custodial account, Participating Dealer shall cause the custodian of such account to deliver an instrument of payment for such account directly to the Company. Participating Dealer shall furnish to the Company with each delivery of instruments of payment a list of the purchasers showing the name, address, tax identification number, state of residence and dollar amount of Primary Shares to be purchased.
IV.	Participating Dealer’s Compensation
     Subject to volume discounts and other special circumstances described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, Participating Dealer’s selling commission applicable to the total public offering price of Primary Shares sold by Participating Dealer which it is authorized to sell hereunder is 2.5% of the total price per share of each Primary Share sold by it and accepted and confirmed by the Company, which commission will be paid by the Distributor. For these purposes, a “sale of Primary Shares” shall occur if and only if a transaction has closed with a securities purchaser pursuant to all applicable offering documents and the Company has thereafter distributed the commission to the Distributor in connection with such transaction. Participating Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Distributor is in receipt of the commission from the Company. Participating Dealer affirms that the Distributor’s liability for commissions payable to Participating Dealer is limited solely to the commissions received by the Distributor from the Company associated with Participating Dealer’s sale of Primary Shares.
     In addition, as set forth in the Prospectus, the Distributor, in its sole discretion, may reallow a portion of the distribution fee described in the Prospectus (the “Distribution Fee”) to Participating Dealer as marketing fees or to defray other distribution-related expenses. Such reallowance, if any, shall be determined by the Distributor in its sole discretion based on factors including, but not limited to, the number of Primary Shares sold by Participating Dealer, the assistance of Participating Dealer in marketing the Offering and due diligence expenses incurred, the extent to which similar fees are reallowed to participating broker-dealers in similar offerings being conducted during the Offering and the level of services that the Participating Dealer performs in connection with the distribution of the Primary Shares, including ministerial, record-keeping, sub-accounting, stockholder services and other administrative services; provided, however, that Participating Dealer will not be entitled to receive Distribution Fees after the earlier of: (i) the date on which the aggregate selling commissions, Distribution Fees and all other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) received by the Distributor and all Participating Dealers exceeds 10.0% of the gross proceeds raised from the sale of Primary Shares in the Offering, and (ii) the thirty-year anniversary of the commencement of the Offering. The Distributor’s reallowance of Distribution Fees to Participating Dealer shall be described in Schedule 1 to this Agreement.
     Participating Dealer acknowledges and agrees that no selling commissions or Distribution Fees will be paid in respect of the sale of any DRIP Shares.
     The parties hereby agree that the foregoing selling commissions and Distribution Fees are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Primary Shares, that Participating Dealer’s interest in the offering is limited to such selling commissions and Distribution Fees from the Distributor and Participating Dealer’s indemnity referred to in Section XII hereinbelow, and that the Company is not liable or responsible for the direct payment of such selling commissions and Distribution Fees to Participating Dealer. In addition, as set forth in the Prospectus, the Distributor will reimburse Participating Dealer for reasonable bona fide due diligence expenses incurred by Participating Dealer. Such due diligence expenses may include travel, lodging, meals and other reasonable out-of-pocket expenses incurred by Participating Dealer and its personnel when visiting the Company’s offices or properties to verify information relating to the Company or its properties. Participating Dealer shall provide a detailed and itemized invoice for any such due diligence expenses.
V.	Payment
     Payments of selling commissions and Distribution Fees will be made by the Distributor (or by the Company as the agent of the Distributor, as provided in the Distribution Agreement) to Participating Dealer. Selling commissions and Distribution Fees, respectively, will be paid to Participating Dealer within 15 days after receipt by the Distributor, or, if the Company (as the agent of the Distributor) pays such selling commissions or Distribution Fees directly to Participating Dealer, then the Company shall pay (i) such selling commissions within 15 days of the execution by the Company of orders to purchase Primary Shares sold by Participating Dealer and (ii) such Distribution Fees within 30 days after the end of each month in which such Distribution Fees have been earned by Participating Dealer in accordance with the provisions of Schedule I hereto.
     Participating Dealer, in its sole discretion, may authorize Distributor (or the Company as the agent of the Distributor, as provided in the Distribution Agreement) to deposit selling commissions, Distribution Fees and other payments due to it pursuant to this Agreement directly to its bank account. If Participating Dealer so elects, Participating Dealer shall provide such deposit authorization and instructions in Schedule 2 to this Agreement.
VI.	Right to Reject Orders or Cancel Sales
     All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order for any or no reason. Orders not accompanied by the required instrument of payment for the Primary Shares may be rejected. Issuance and delivery of the Primary Shares will be made only after actual receipt of payment therefor. In the event an order is rejected, canceled or rescinded for any reason, Participating Dealer agrees to return to the Distributor any selling commissions or Distribution Fees theretofore paid with respect to such order, and, if Participating Dealer fails to so return any such selling commissions, the

Distributor shall have the right to offset amounts owed against future commissions or Distribution Fees due and otherwise payable to Participating Dealer.
VII.	Prospectus and Authorized Sales Materials
     Participating Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Offered Shares except as set forth in the Prospectus and the Authorized Sales Materials. The Distributor will supply Participating Dealer with reasonable quantities of the Prospectus (including any supplements thereto), as well as any Authorized Sales Materials, for delivery to investors, and Participating Dealer will deliver a copy of the Prospectus (including all supplements thereto) to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Primary Shares to an investor. Participating Dealer agrees that it will not send or give any supplements to the Prospectus or any Authorized Sales Materials to any investor unless it has previously sent or given a Prospectus and all supplements thereto to that investor or has simultaneously sent or given a Prospectus and all supplements thereto with such Prospectus supplement or Authorized Sales Materials. Participating Dealer agrees that it will not show or give to any investor or reproduce any material or writing which is supplied to it by the Distributor and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the offer or sale of Offered Shares to members of the public. Participating Dealer agrees that it will not use in connection with the offer or sale of Offered Shares any materials or writings which have not been previously approved by the Company other than the Prospectus and the Authorized Sales Materials. Participating Dealer agrees to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
VIII.	License and Association Membership
     Participating Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Distributor that Participating Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Primary Shares under Federal and state securities laws and regulations in all states where it offers or sells Primary Shares, and that it is a member in good standing of FINRA. Participating Dealer represents and warrants that it is currently licensed as a broker-dealer in the jurisdictions identified on Schedule 3 to this Agreement and that its independent contractors and registered representatives have the appropriate licenses(s) to offer and sell the Primary Shares in such jurisdictions. This Agreement shall automatically terminate if Participating Dealer ceases to be a member in good standing of FINRA, or with the securities commission of the state in which Participating Dealer’s principal office is located. Participating Dealer agrees to notify the Distributor immediately if Participating Dealer ceases to be a member in good standing of FINRA or with the securities commission of any state in which Participating Dealer is currently registered or licensed. The Participating Dealer also hereby agrees to abide by the Rules of Fair Practice of FINRA and to comply with Rules 2340, 2420, 2730, 2740, 2750 and 2810 of the FINRA Conduct Rules.
IX.	Anti-Money Laundering Compliance Programs
     Participating Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Distributor that Participating Dealer has established and implemented an anti-money laundering compliance program (“AML Program”) in accordance with applicable law, including applicable FINRA Rules, rules promulgated by the Commission (the “Commission Rules”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, as amended by the USA Patriot Improvement and Reauthorization Act of

2005 (the “USA PATRIOT Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act” and together with the USA PATRIOT Act, the “AML Rules”), reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Primary Shares. Participating Dealer covenants that it will perform all activities it is required to perform by applicable AML Rules and its AML Program with respect to all customers on whose behalf Participating Dealer submits orders to the Company. To the extent permitted by applicable law, Participating Dealer will share information with the Distributor and the Company for purposes of ascertaining whether a suspicious activity report is warranted with respect to any suspicious transaction involving the purchase or intended purchase of Primary Shares.
     Upon request by the Distributor at any time, Participating Dealer hereby agrees to (i) furnish a written copy of its AML Program to the Distributor for review, and (ii) furnish a copy of the findings and any remedial actions taken in connection with Participating Dealer’s most recent independent testing of its AML Program. Participating Dealer further represents that it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act, and Participating Dealer hereby covenants to remain in compliance with such requirements and shall, upon request by the Distributor, provide a certification to Distributor that, as of the date of such certification (i) its AML Program is consistent with the AML Rules, (ii) it has continued to implement its AML Program, and (iii) it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act.
X.	Limitation of Offer; Suitability
     Participating Dealer will offer Primary Shares only to persons who meet the suitability standards set forth in the Prospectus and any suitability letter or memorandum sent to it by the Company or the Distributor and will only make offers to persons in the jurisdictions in which it is advised in writing by the Company or the Distributor that the Primary Shares are qualified for sale or that such qualification is not required. Notwithstanding the qualification of the Primary Shares for sale in any respective jurisdiction (or the exemption therefrom), Participating Dealer represents, warrants and covenants that it will not offer Primary Shares and will not permit any of its registered representatives to offer Primary Shares in any jurisdiction unless both Participating Dealer and such registered representative are duly licensed to transact securities business in such jurisdiction. In offering Primary Shares, Participating Dealer will comply with the provisions of the Rules of Fair Practice set forth in the FINRA Manual, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Section III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the “NASAA REIT Guidelines”).
     Participating Dealer further represents, warrants and covenants that neither Participating Dealer, nor any person associated with Participating Dealer, shall offer or sell Primary Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under all of the following: (1) applicable provisions of the Prospectus; (2) applicable laws of the jurisdiction of which such investor is a resident; (3) applicable FINRA Conduct Rules; and (4) the provisions of Section III.C. of the NASAA REIT Guidelines. Participating Dealer agrees to ensure that, in recommending the purchase, sale or exchange of Primary Shares to an investor, Participating Dealer, or a person associated with Participating Dealer, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period required by the Commission, any state securities commission, FINRA or the Company) concerning such investor’s age, investment objectives, other investments, financial situation and needs, and any other information known to Participating Dealer, or person associated with Participating Dealer, that (A) the investor is or will be in a financial position appropriate to enable the investor to realize to a significant extent the benefits described in the Prospectus, including the tax benefits to the extent they are a significant aspect of the Offered Shares, (B) the investor has a fair market net worth sufficient to sustain the risks inherent in an investment in Primary Shares in the amount proposed, including loss and lack of liquidity of such investment, and (C) an investment in Primary Shares is otherwise suitable for such investor. Participating Dealer further represents, warrants and covenants that Participating Dealer, or a person associated with Participating Dealer, will make every reasonable effort to determine the suitability and appropriateness of an investment in Primary Shares of each proposed investor solicited by a person associated with Participating Dealer by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each such proposed investor, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. Participating Dealer agrees to retain such documents and records in Participating Dealer’s records for a period of six years from the date of the applicable sale of Primary Shares, to otherwise comply with the record keeping requirements provided in Section XIV below and to make such documents and records available to (i) the Distributor and the Company upon request, and (ii) representatives of the Commission, FINRA and applicable state securities administrators upon Participating Dealer’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency. Participating Dealer shall not purchase any Primary Shares for a discretionary account without obtaining the prior written approval of Participating Dealer’s customer and such customer’s completed and executed Eligibility Form.
XI.	Due Diligence; Adequate Disclosure
     Prior to offering the Primary Shares for sale, Participating Dealer shall have conducted an inquiry such that Participating Dealer has reasonable grounds to believe, based on information made available to Participating Dealer by the Company or the Distributor through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Primary Shares. In determining the adequacy of disclosed facts pursuant to the foregoing, Participating Dealer may obtain, upon request, information on material facts relating at a minimum to the following: (1) items of compensation; (2) physical properties; (3) tax aspects; (4) financial stability and experience of the Company and its advisor and sub-advisor; (5) conflicts and risk factors; and (6) appraisals and other pertinent reports. Notwithstanding the foregoing, Participating Dealer may rely upon the results of an inquiry conducted by an independent third party retained for that purpose or another broker-dealer participating in the distribution of the Primary Shares pursuant to an agreement with the Distributor (an “Other Dealer”), provided that: (1) Participating Dealer has reasonable grounds to believe that such inquiry was conducted with due care by said independent third party or such Other Dealer; (2) the results of the inquiry were provided to Participating Dealer with the consent of the Other Dealer conducting or directing the inquiry; and (3) no Other Dealer that participated in the inquiry is an affiliate of the Company. Prior to the sale of the Primary Shares, Participating Dealer shall inform each prospective purchaser of Primary Shares of pertinent facts relating to the Primary Shares including specifically the risks related to limitations on liquidity and marketability of the Primary Shares during the term of the investment but shall not, in any event, make any representation on behalf of the Company or the Operating Partnership except as set forth in the Prospectus and any Authorized Sales Materials.
XII.	Indemnification
     For the purposes of this Section XII, an entity’s “Indemnified Parties” shall include such entity’s officers, directors, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

     (a) Participating Dealer severally agrees to indemnify, defend and hold harmless the Company, the Operating Partnership, the Distributor, each of their respective Indemnified Parties, and each person who signs the Registration Statement, from and against any losses, claims, damages or liabilities to which the Company, the Operating Partnership, the Distributor, or any of their respective Indemnified Parties, or any person who signed the Registration Statement, may become subject, under the Securities Act or otherwise, insofar as such losses, claims (including the reasonable cost of investigation), damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) in whole or in part, any material inaccuracy in a representation or warranty by Participating Dealer, any material breach of a covenant by Participating Dealer, or any material failure by Participating Dealer to perform its obligations hereunder, or (b) any untrue statement or alleged untrue statement of a material fact contained (i) in any Registration Statement or any post-effective amendment thereto or the Prospectus or any amendment or supplement to the Prospectus or (ii) in any Authorized Sales Materials or (iii) in any application to qualify the Offered Shares for the offer and sale under the applicable state securities or “blue sky” laws of any state or jurisdiction, or (c) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof or in the Prospectus or any amendment or supplement to the Prospectus or necessary to make statements therein not misleading, provided, however, that in each case described in clauses (b) and (c) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company, the Operating Partnership or the Distributor by Participating Dealer specifically for use with reference to Participating Dealer in the Registration Statement or any such post-effective amendments thereof or the Prospectus or any such amendment thereof or supplement thereto, or (d) any use of sales literature by Participating Dealer not authorized or approved by the Company or use of “broker-dealer use only” materials with members of the public concerning the Offered Shares by Participating Dealer or Participating Dealer’s representatives or agents, or (e) any untrue statement made by Participating Dealer or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Offered Shares, or (f) any material violation of this Agreement by Participating Dealer, or (f) any failure of Participating Dealer to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts in connection with the Offering, including applicable FINRA Rules, Commission Rules and the USA PATRIOT Act, or (g) any other failure by Participating Dealer to comply with applicable FINRA rules or Commission Rules or any other applicable Federal or state laws in connection with the Offering. Participating Dealer will reimburse the aforesaid parties in connection with investigation or defense of such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which Participating Dealer may otherwise have.
     (b) Promptly after receipt by any indemnified party under this Section XII of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section XII, notify in writing the indemnifying party of the commencement thereof and the omission to so notify the indemnifying party will relieve such indemnifying party from any liability under this Section XII as to the particular item for which indemnification is then being sought, but not from any other liability which it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section XII(c) below)

incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.
     (c) An indemnifying party under this Section XII of this Agreement shall pay all legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party. If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been participating by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.
XIII.	Contribution
     If the indemnification provided for in Section XII hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (a) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Operating Partnership, the Distributor and Participating Dealer, respectively, from the offering of the Primary Shares pursuant to this Agreement and the Distribution Agreement or (b) if the allocation provided by clause (a) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of the Company and the Operating Partnership, the Distributor and Participating Dealer, respectively, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.
     The relative benefits received by the Company and the Operating Partnership, the Distributor and Participating Dealer, respectively, in connection with the offering of the Primary Shares pursuant to this Agreement shall be deemed to be in the same respective proportion as the total net proceeds from the offering of the Primary Shares (before deducting expenses) received by the Company, and the total selling commissions and Distribution Fees received by the Distributor and Participating Dealer, respectively, in each case as set forth on the cover of the Prospectus bear to the aggregate initial public offering price of the Primary Shares as set forth on such cover.
     The relative fault of the Company and the Operating Partnership, the Distributor and Participating Dealer, respectively, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact related to information supplied by the Company or the Operating Partnership, or by the Distributor or by Participating Dealer, respectively, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company, the Operating Partnership, the Distributor and Participating Dealer agree that it would not be just and equitable if contribution pursuant to this Section XIII were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable contributions referred to above in this Section XIII. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section XIII shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission or alleged omission.
     Notwithstanding the provisions of this Section XIII, the Distributor and Participating Dealer shall not be required to contribute any amount by which the total price at which the Primary Shares distributed to the public by them exceeds the amount of any damages which the Distributor and Participating Dealer have otherwise been required to pay by reason of any untrue or alleged untrue statement or omission or alleged omission.
     No party guilty of fraudulent misrepresentation (within the meaning of Section 1(f) of the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.
     For the purposes of this Section XIII, the Distributor’s officers, directors, employees, members, partners, agents and representatives, and each person, if any, who controls the Distributor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution of the Distributor, and each officers, directors, employees, members, partners, agents and representatives of the Company and the Operating Partnership, respectively, each officer of the Company who signed the Registration Statement and each person, if any, who controls the Company or the Operating Partnership, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution of the Company and the Operating Partnership, respectively. Participating Dealer’s obligations to contribute pursuant to this Section XIII are several in proportion to the number of Primary Shares sold by Participating Dealer and not joint.
XIV.	Compliance with Record Keeping Requirements
     Participating Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Participating Dealer further agrees to keep such records with respect to each customer who purchases Primary Shares, his suitability and the amount of Primary Shares sold, and to retain such records for such period of time as may be required by the Commission, any state securities commission, FINRA or the Company.
XV.	Customer Complaints
     Participating Dealer hereby agrees to provide to the Distributor promptly upon receipt by Participating Dealer copies of any written or otherwise documented customer complaints received by Participating Dealer relating in any way to the Offering (including, but not limited to, the manner in which the Primary Shares are offered by Participating Dealer), the Offered Shares or the Company.
XVI.	Effective Date
     This Agreement will become effective upon the last date it is signed by either party hereto.

XVII.	Termination; Amendment
     Participating Dealer will immediately suspend or terminate its offer and sale of Primary Shares upon the request of the Company or the Distributor at any time and will resume its offer and sale of Primary Shares hereunder upon subsequent request of the Company or the Distributor. Any party may terminate this Agreement by written notice pursuant to Section XX below. This Agreement and the exhibits and schedules hereto are the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto relating to the subject matter hereof.
     This Agreement may be amended at any time by the Distributor by written notice to Participating Dealer, and any such amendment shall be deemed accepted by Participating Dealer upon placing an order for sale of Primary Shares after it has received such notice.
XVIII.	Assignment
     Participating Dealer shall have no right to assign this Agreement or any of Participating Dealer’s rights hereunder or to delegate any of Participating Dealer’s obligations. Any purported assignment or delegation by Participating Dealer shall be null and void. The Distributor shall have the right to assign any or all of its rights and obligations under this Agreement by written notice, and Participating Dealer shall be deemed to have consented to such assignment by execution hereof. Distributor shall provide written notice of any such assignment to Participating Dealer.
XIX.	Privacy Laws
     The Distributor and Participating Dealer (each referred to individually in this Section XIX as a “party”) agree as follows:
     (a) Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”); (ii) the privacy standards and requirements of any other applicable Federal or state law; and (iii) its own internal privacy policies and procedures, each as may be amended from time to time;
     (b) Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and
     (c) Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.
XX.	Notice
     All notices will be in writing and deemed given (a) when delivered personally, (b) on the first business day after delivery to a national overnight courier service, or (c) on the fifth business day after deposit in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the Distributor at: 4 World Financial Center, New York, New

York 10080, Attention: President, and to Participating Dealer at the address specified by Participating Dealer on the signature page hereto.
XXI.	Attorneys’ Fees, Applicable Law and Venue
     In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of New York. Venue for any action (including arbitration) brought hereunder shall lie exclusively in New York, New York.
[SIGNATURES ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the parties hereto have caused this Participating Dealer Agreement to be executed on its behalf by its duly authorized agent.

“DISTRIBUTOR”

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:

Name:

Title:

     We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the jurisdictions identified below represent a true and correct list of all jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities, and we agree to advise you of any change in such list during the term of this Agreement.
     1. Identity of Participating Dealer:
Full Legal Name:

(to be completed by Participating Dealer)
Type of Entity:

(to be completed by Participating Dealer)
Organized in the State of:

(to be completed by Participating Dealer)
Tax Identification Number:

(to be completed by Participating Dealer)
FINRA/CRD Number:

(to be completed by Participating Dealer)

     2. Any notice under this Agreement will be deemed given pursuant to Section XX hereof when delivered to Participating Dealer as follows:

Company Name:

Attention to:

(Name)

(Title)

Street Address:

City, State and Zip Code:

Telephone No.:	( )

Facsimile No.:	( )

Email Address:

Accepted and agreed as of the date below:
“PARTICIPATING DEALER”

(Print Name of Participating Dealer)

By:

Name:

Title:

Date:

SCHEDULE 1
TO
PARTICIPATING DEALER AGREEMENT WITH
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

NAME OF ISSUER:	NORTHEND INCOME PROPERTY TRUST INC.

NAME OF PARTICIPATING DEALER:

SCHEDULE TO AGREEMENT DATED:

From and after the sale by Participating Dealer of Primary Shares hereunder, the Distributor will pay to Participating Dealer a monthly asset-based distribution fee equal to (i) the number of Primary Shares sold by Participating Dealer and outstanding as of the last day of each month (a “Month End”) that were issued at least 13 months prior to such Month End, multiplied by (ii) 1/12th of ___% of NorthEnd Income Property Trust Inc.’s average net asset value per share during each month. These amounts are in addition to the selling commissions provided for in Section IV of this Participating Dealer Agreement.

“DISTRIBUTOR”

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:

Name:

Title:

“PARTICIPATING DEALER”

(Print Name of Participating Dealer)

By:

Name:

Title:

SCHEDULE 2
TO
PARTICIPATING DEALER AGREEMENT WITH
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

NAME OF ISSUER:	NORTHEND INCOME PROPERTY TRUST INC.

NAME OF PARTICIPATING DEALER:

SCHEDULE TO AGREEMENT DATED:

Participating Dealer hereby authorizes the Distributor or its agent to deposit selling commissions, distribution fees, reallowances and other payments due to it pursuant to the Participating Dealer Agreement to its bank account specified below. This authority will remain in force until Participating Dealer notifies the Distributor in writing to cancel it. In the event that the Distributor deposits funds erroneously into Participating Dealer’s account, the Distributor is authorized to debit the account with no prior notice to Participating Dealer for an amount not to exceed the amount of the erroneous deposit.

Bank Name:

Bank Address:

Bank Routing Number:

Account Number:

“PARTICIPATING DEALER”

(Print Name of Participating Dealer)

By:

Name:

Title:

Date:

SCHEDULE 3
TO
PARTICIPATING DEALER AGREEMENT WITH
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
Participating Dealer represents and warrants that it is currently licensed as a broker-dealer in the following jurisdictions:

•	Alabama	•	Nebraska
•	Alaska	•	Nevada
•	Arizona	•	New Hampshire
•	Arkansas	•	New Jersey
•	California	•	New Mexico
•	Colorado	•	New York
•	Connecticut	•	North Carolina
•	Delaware	•	North Dakota
•	District of Columbia	•	Ohio
•	Florida	•	Oklahoma
•	Georgia	•	Oregon
•	Hawaii	•	Pennsylvania
•	Idaho	•	Puerto Rico
•	Illinois	•	Rhode Island
•	Indiana	•	South Carolina
•	Iowa	•	South Dakota
•	Kansas	•	Tennessee
•	Kentucky	•	Texas
•	Louisiana	•	Utah
•	Maine	•	Vermont
•	Maryland	•	Virgin Islands
•	Massachusetts	•	Virginia
•	Michigan	•	Washington
•	Minnesota	•	West Virginia
•	Mississippi	•	Wisconsin
•	Missouri	•	Wyoming
•	Montana